Exhibit 99.1

THT Heat Transfer Technology, Inc. Announces
Third Quarter 2013 Results

Third quarter 2013 sales revenue totaled US$13.8 million, exceeding guidance

SIPING, CHINA — November 13, 2013 — THT Heat Transfer Technology, Inc. (NASDAQ:THTI, “the Company”, or “THT”), a leading provider of heat exchangers and heat exchange solutions in China’s clean technology industry, today announced its unaudited financial results for the third quarter ended September 30, 2013.

Third Quarter 2013 Financial Highlights

  Sales revenue increased by 10.0% year-over-year to US$13.8 million. Sales revenue exceeded the Company’s previously announced guidance of US$12.0 million to US$13.5 million for the third quarter 2013.
  Gross profit decreased by 17.7% year-over-year to US$4.3 million.
  Gross margin was 31.0%, compared to 41.4% for the third quarter 2012.
  Operating income decreased by 6.0% year-over-year to US$0.8 million.
  Net income attributable to common stockholders increased by 38.4% year-over-year to US$0.7 million.
  Basic and fully diluted net income per share was US$0.03, compared with net income per share of US$0.02 for the third quarter 2012.

Chairman and Chief Executive Officer Guohong Zhao commented, “Our third quarter sales revenue exceeded guidance despite the continued market challenges in China. Demand for our plate heat exchangers and heat exchanger units increased due to ongoing demand from the heating industry. However, these revenue gains were offset by cost increases in labor and raw materials, as well as mounting competitive pricing pressure, resulting in a decrease in gross profit. Nevertheless, as a consequence of our continued efforts to cut costs and lower expenses, we have realized a 38% year-on-year increase in net income for the third quarter.”

“As we move into the fourth quarter 2013 and fiscal year 2014, we expect industry and macroeconomic headwinds impacting our business to continue, with increased competition and production costs putting downward pressure on profit margins. In light of the continued economic downturn, we intend to focus our activities in a few key areas, namely sales to the heating industry – where market demand is still healthy, geographic expansion into Northwest China – where government development efforts are intense, and investment in overall research and development. We believe these efforts will position us well for future growth once market conditions improve.”

Third Quarter 2013 Financial Results

Revenue
Sales revenue for the third quarter 2013 was US$13.8 million, a 10.0% increase from US$12.5 million during the same period in 2012, primarily due to increased sales revenue from plate heat exchangers, heat exchanger units and air-cooled heat exchangers. Sales volume of heat exchange products totaled 421 units in the third quarter 2013, a decrease of 283 units from 704 units in the same period of 2012. Unit price increased this quarter as a result of customer demand for a greater number of special products with higher input costs.

In terms of revenue breakdown for the third quarter 2013, sales revenue from plate heat exchangers increased by US$1.1 million, or 25.2%, to US$5.5 million from US$4.4 million in the same period of 2012. Sales revenue from heat exchanger units increased by US$0.7 million, or 14.5% year-over-year, to US$5.2 million from US$4.5 million. Sales revenue from air-cooled heat exchangers totaled US$0.4 million, an increase of 241.7% as compared with US$0.1 million in the third quarter 2012. During the third quarter 2013, sales revenue from shell-and-tube heat exchangers was US$0.6 million, a 74.0% decrease from US$2.2 million compared to the same period of 2012.

Cost of Sales
Cost of sales for the third quarter 2013 increased 29.6% year-over-year to US$9.5 million from US$7.3 million in the third quarter 2012. The increase was mainly attributable to an increase in costs to produce the special products.

Gross Profit and Gross Margin
Gross profit decreased 17.7% to US$4.3 million during the third quarter 2013, from US$5.2 million in the same period of 2012, mainly due to increased cost of sales. Gross margin was 31.0% for the third quarter 2013, compared with 41.4% during the year-earlier period, mainly due to an increase in labor costs and raw material costs associated with the special products.

Operating Expenses
Administrative expenses decreased 43.4% to US$1.3 million in the third quarter 2013, from US$2.4 million for the same period of 2012, primarily due to a decrease in bad debt expense in the third quarter of 2013.

Research and development expenses increased 76.7% year-over-year to US$0.6 million, from US$0.3 million in the third quarter 2012, mainly due to an increase in the costs of raw materials used in research and development.

Selling expenses decreased 4.4% to US$1.6 million for the third quarter 2013, compared with US$1.6 million during the same period of 2012, mainly due to a slight decrease in travelling expenses incurred by the Company’s sales personnel.

This resulted in total operating expenses of US$3.5 million in the third quarter 2013, decreased by 19.9% compared with US$4.3 million during the same period of 2012.

Income before Income Tax
Income before income tax was US$0.8 million in the third quarter 2013, compared with US$0.7 million in the same period of 2012.

Income Tax
Income tax decreased 24.5% to US$0.1 million in the third quarter 2013 from US$0.1 in the same period of 2012, mainly due to decreased prepayment of income tax in the third quarter of 2013.

Net Income
Net income attributable to common shareholders was US$0.7 million in the third quarter 2013, a 38.4% increase compared with US$0.5 million in the same period of 2012.

Basic and fully diluted net income per share was US$0.03 in the third quarter 2013, compared with US$0.02 in the same period of 2012.

Liquidity
As of September 30, 2013, the Company had cash and cash equivalents of US$1.8 million and restricted cash of US$2.0 million. During the first nine months of 2013, there was a net cash outflow of US$8.9 million, compared with a net cash outflow of US$0.1 million in the same period of 2012.

Net cash used in operating activities was US$4.5 million for the first nine months of 2013, compared with US$4.3 million for the same period of 2012. Net cash used in operating activities during the first nine months of 2013 increased compared to the same period in 2012, mainly attributable to a decrease in accounts receivable by $4.0 million, a decrease in bills receivable by $2.0 million, a decrease in other receivables, prepayments and deposits by $1.4 million, an increase in accounts payable by $2.9 million, offset by decreased income of $1.2 million, payments made to acquire inventories of $4.7 million, and an increase in other payables and accrued expenses of $3.3 million.

Net cash used in investing activities was US$0.3 million for the first nine months of 2013, compared with US$1.1 million for the same period in 2012. The decrease in net cash used in investing was mainly due to a cash payment of $0.7 million to acquire land use rights during the nine months ended September 30, 2012, while no such payment was made to acquire land use rights during the nine months ended September 30, 2013.

Net cash used in financing activities was US$4.3 million for the first nine months of 2013, compared with net cash provided by financing activities of US$5.3 million for the same period in 2012. The increase in net cash used in financing activities was mainly attributable to the increase of net repayment of short term loans by $9.4 million during the nine months ended September 30, 2013 as compared to the same period in 2012.

Fourth Quarter 2013 Guidance

THT expects to generate sales revenue in the range of US$28.0 million to US$35.0 million in the fourth quarter 2013, compared with US$27.6 million in the fourth quarter 2012. This represents the Company’s preliminary view, and is subject to change.

About THT Heat Transfer Technology, Inc.

Through its Chinese operating subsidiaries, THT Heat Transfer Technology, Inc. designs, manufactures and sells plate heat exchangers, shell-and-tube heat exchangers, heat exchanger units and other heat exchanger products with total heat exchange solutions. Heat exchangers play an integral part in helping customers improve energy efficiency. Used in a number of industries, THT’s products focus on energy conservation, emission reduction and other environmentally friendly applications. Its six major product categories are plate heat exchangers, shell-and-tube heat exchangers, air-cooled heat exchangers, weld plate heat exchangers, heat exchanger units and plate-and-shell heat exchangers. The Company also offers comprehensive heat exchange solutions.

THT’s in-house R&D capabilities enable it to deliver tailored products that better meet the changing demands of its customers. The Company has a strong record of delivering high-quality products and services to leading domestic and international customers. THT has completed over 3,000 projects and has provided heat exchange solutions to several Fortune 500 companies. The Company is headquartered in Siping City, Jilin Province, China. For more information, please visit the Company's website at www.tht.cn.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements". All statements other than statements of historical fact included herein are "forward-looking statements". These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the risk factor sections of the Company's periodic reports that are filed with the Securities and Exchange Commission and are available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

The Company:
Mr. Jack Xiao
Investor Relations Manager
THT Heat Transfer Technology, Inc.
Tel:+86 (434) 326 6779
Email: IR@tht.cn

Investor Relations (Beijing):
Xiaoyan Su
Taylor Rafferty
Tel: +86 13718865807
Email: tht@taylor-rafferty.com

Investor Relations (US):
Roland Tomforde
Taylor Rafferty
Tel: +1 (212) 889 4350
Email: tht@taylor-rafferty.com

- FINANCIAL TABLES FOLLOW -

THT Heat Transfer Technology, Inc.
Consolidated Balance Sheets
As of September 30, 2013 and December 31, 2012
(Stated in US Dollars thousands)

	September 30, 2013	December 31, 2012
	(Unaudited)	(Audited)

Assets
Current assets
Cash and cash equivalents	1,755	10,703
Restricted cash	2,035	1,838
Accounts receivable, net	36,103	37,683
Inventories, net	43,212	31,892
Other current assets	18,906	14,049
Total current assets	102,011	96,165
Long-term accounts receivable	1,149	1,237
Other non-current assets	13,878	14,067
Total assets	$117,038	111,469

Liabilities
Current liabilities
Short-term bank loans	15,951	18,705
Other current liabilities	39,743	33,080
Total current liabilities	55,694	51,785
Long-term loan	-	951
Total liabilities	55,694	52,736
Total shareholders’ equity	61,344	59,311
Noncontrolling interests	-	(578)
Total liabilities and equity	$117,038	111,469

THT Heat Transfer Technology, Inc.
Unaudited Consolidated Statements of Income
(Stated in thousands of US Dollars, except number of shares and per share data)

	Three months ended September 30,
	2013	2012

Sales revenue	13,761	12,508
Cost of sales	(9,494)	(7,326)

Gross profit	4,267	5,182

Operating expenses
Administrative expenses	1,348	2,383
Research and development expenses	557	315
Selling expenses	1,566	1,637

Total operating expenses	3,471	4,335

Operating income	796	847
Interest income	4	7
Other income	268	283
Finance costs	(277)	(475)
Other expense	-	-

Income before income taxes	791	662
Income taxes	(94)	(124)

Net income before noncontrolling interests	697	538
Net (loss) income attributable to noncontrolling interest	-	(34)

Net income attributable to the equity stockholders	697	504

Earnings per share attributable to THT Heat Transfer Technology, Inc. common stockholders	$0.03	$0.02

Weighted average number of shares outstanding
- Basic and diluted	20,453,500	20,453,500

THT Heat Transfer Technology, Inc.
Unaudited Consolidated Statements of Cash Flows
For the nine months ended September 30, 2013 and 2012
(Stated in US Dollars thousands)

	Nine months ended September 30,
	2013	2012
Net cash used in operating activities	(4,530)	(4,338)
Net cash provided by (used in) investing activities	(262)	(1,121)
Net cash provided by (used in) financing activities	(4,342)	5,311
Effect of exchange rate changes on cash and cash equivalents	186	42
Net decrease in cash and cash equivalents	(8,948)	(106)
Cash and cash equivalents at beginning of the period	10,703	7,340
Cash and cash equivalents at end of the period	1,755	7,234